Exhibit 4.4

AVEANNA HEALTHCARE HOLDINGS INC.

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

THIS FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT is made as of April 18, 2018 (this “Amendment”), by and among (i) Aveanna Healthcare Holdings Inc., a Delaware corporation f/k/a BCPE Eagle Holdings Inc. (the “Company”) and (ii) each of the undersigned Sponsors party hereto (the “Undersigned Sponsors”).

WHEREAS, each of the parties hereto are party to that certain Stockholders Agreement (the “Agreement”) dated March 16, 2017, by and among (i) the Company, (ii) each of the Sponsors party thereto, (iii) each of the Executives and (iv) each of the Other Investors. Except as otherwise specified herein, all capitalized terms used herein shall have the definitions used in the Agreement.

WHEREAS, pursuant to Section 18(b) of the Agreement, except as otherwise provided therein, the provisions of the Agreement may be amended only with the prior written consent of each Sponsor holding at least 1% of the outstanding shares of voting Company Capital Stock on a fully-diluted basis; provided that no such amendment that by its terms would materially and adversely affect a holder or group of holders of Stockholder Shares in a manner materially different than any other holder or group of holders of Stockholder Shares shall be effective against such holder or group of holders of Stockholder Shares without the consent of the holders of a majority of the Stockholder Shares that are held by the group of holders that is materially and adversely affected thereby.

WHEREAS, the Undersigned Sponsors constitute each Sponsor holding at least 1% of the outstanding shares of voting Company Capital Stock on a fully-diluted basis.

WHEREAS, the consent of the other holders of Stockholder Shares is not required to approve the amendments to the Agreement set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Names.

(a)	Each reference in the Agreement to “BCPE Eagle Holdings Inc.” shall be deleted and replaced with “Aveanna Healthcare Holdings Inc.”.

(b)	Each reference in the Agreement to “BCPE Eagle Intermediate Holdings LLC” shall be deleted and replaced with “Aveanna Healthcare Intermediate Holdings LLC”.

(c)	Each reference in the Agreement to “BCPE Eagle Buyer LLC” shall be deleted and replaced with “Aveanna Healthcare LLC”.

2.

Definitions. The reference in Section 1. Definitions. of “Whitney Employee Director” shall be deleted in its entirety and replaced with the following: “Whitney Employee/Designee Director” has the meaning set forth in Section 2(a)(ii)(B).”

3.	Election of Directors.

(a)	Section 2(a)(ii)(B) of the Agreement shall be deleted in its entirety and replaced with the following:

“3 directors designated by the Whitney Sponsors, of which one (the “Whitney VII VCOC Director”) will be an employee of the Whitney Sponsors or their Affiliates and designated by J.H. Whitney VII, L.P. (“Whitney VII”), who shall be initially Robert Williams, one (the “Whitney Employee/Designee Director”) will be an employee or other designee of the Whitney Sponsors or their Affiliates and designated by Whitney VII, who shall be initially Steven Rodgers, and one (the “Whitney Independent Director”) will be an independent director designated by the Whitney Sponsors, who shall be initially Sheldon Retchin (collectively with their respective successors as Whitney VII and the Whitney Sponsors, as applicable, may appoint from time to time in accordance with the terms and conditions of this Agreement, the “Whitney Directors”);”

(b)	The reference in Section 2(a)(vi) of the Agreement to “Whitney Employee Director” shall be deleted and replaced with “Whitney Employee/Designee Director”.

The reference in Section 2(a)(ix) to “employee director,” shall be deleted and replaced with “employee or employee/designee director, as applicable,”.

4.

Controlling Effect; Full Force. The parties acknowledge and agree that to the extent that the terms of this Amendment are in conflict with the terms of the Agreement, this Amendment shall control. Except as modified by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

5.

Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Amendment, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

6.

Counterparts. This Amendment may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

7.

Electronic Delivery. This Amendment, the agreements referred to herein and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Stockholders Agreement as of the date first written above

AVEANNA HEALTHCARE HOLDINGS INC.

By:	/s/ Rodney D. Windley
Name:	Rodney D. Windley
Title:	Executive Chairman

[Signature Page to First Amendment to Stockholders Agreement]

BAIN CAPITAL FUND XI, L.P.

By:	Bain Capital Partners XI, L.P.,
Its:	General Partner

By:	Bain Capital Investors, LLC,
Its:	General Partner

By:	/s/ Devin O’Reilly
Name:	Devin O’Reilly
Title:	Managing Director

[Signature Page to First Amendment to Stockholders Agreement]

PSA HEALTHCARE HOLDINGS LLC

By:	/s/ Rodney D. Windley
Name:	Rodney D. Windley
Title:	Executive Chairman

[Signature Page to First Amendment to Stockholders Agreement]

J.H. WHITNEY VII, L.P.

By:	J.H. Whitney Equity Partners VII, LLC,
Its:	General Partner

By:	/s/ Robert M. Williams, Jr.
Name:	Robert M. Williams, Jr.
Title:	Managing Member

[Signature Page to First Amendment to Stockholders Agreement]

PSA ILIAD HOLDINGS LLC

By:	/s/ David Zatlukal
Name:	David Zatlukal
Title:	Vice President and Secretary

[Signature Page to First Amendment to Stockholders Agreement]

JHW ILIAD HOLDINGS LLC

By:	/s/ David Zatlukal
Name :	David Zatlukal
Title:	Vice President and Secretary

[Signature Page to First Amendment to Stockholders Agreement]